                                                                    Exhibit 12.1


                     EOP OPERATING LIMITED PARTNERSHIP AND
                           EQUITY OFFICE PREDECESSORS
                   STATEMENTS REGARDING COMPUTATION OF RATIOS
                               (DOLLARS IN 000'S)


                                                                   EOP
                                                                OPERATING         Equity
                                       EOP           EOP         LIMITED          Office
                                    OPERATING     OPERATING    PARTNERSHIP      Predecessors
                                     LIMITED       LIMITED       for the            for
                                   PARTNERSHIP   PARTNERSHIP   period from     the period from
                                     for the       for the    July 11, 1997    January 1, 1997        Equity Office Predecessors
                                   Year Ended    Year Ended     through           through          Combined Historical for the Years
                                  December 31,  December 31,  December 31,       July 10,                Ended December 31,
                                      1999          1998           1997             1997                1996           1995
                                  ------------  ------------ --------------    ---------------     ---------------------------------
Net Income before preferred
distributions, gains from
sales of property, provision
for value impairment
and extraordinary items
Plus Fixed Charges:                 $430,412     $380,328       $ 94,962       $ 49,173                $ 68,087      $ 23,436
Interest expense                     413,995      338,611         76,675         80,481                 119,595       100,566
Interest expense from
unconsolidated subsidiaries            9,116        8,580
Loan amortization cost                 4,693        6,404          4,179          2,771                   4,275         2,025
Taxes                                    654        1,664              0              0                       0             0
                                    --------     --------       --------       --------                --------      --------

Earnings                            $858,870     $735,587       $175,816       $132,425                $191,957      $126,027
                                    ========     ========       ========       ========                =========     ========

Fixed Charges:
Interest expense                    $413,995     $338,611       $ 76,675       $ 80,481                $119,595      $100,566
Interest expense from
unconsolidated subs                    9,116        8,580              0              0                       0             0
Capitalized interest                  18,030       15,077          1,890          3,669                   4,640         1,682
Loan amortization cost                 4,693        6,404          4,179          2,771                   4,275         2,025
Preferred distributions               43,603       32,202            649              0                       0             0
                                    --------     --------       --------       --------                --------      --------

Total Fixed Charges                 $489,437     $400,874       $ 83,393       $ 86,921                $128,510      $104,273
                                    ========     ========       ========       ========                ========      ========

Ratio of earnings to combined
fixed charges and preferred
share distributions                      1.8          1.8            2.1            1.5                     1.5           1.2
                                    ========     ========       ========       ========                ========      ========